Exhibit 23.5

CONSENT OF PINNACLE ENERGY SERVICES, LLC

As independent oil and gas consultants, we hereby consent to the use of our name and the incorporation by reference in the Form S-3 of Evolution Petroleum Corporation to be filed on or about May 12, 2016, and as referenced in the Annual Report on Form 10-K for the year ended June 30, 2015 of Evolution Petroleum Corporation, filed on September 11, 2015, of the information contained in our report letter in the Annual Report on Form 10-K of Evolution Petroleum Corporation, filed on September 13, 2013. We further consent to the reference to us under the heading "Experts" in such Registration Statement.

PINNACLE ENERGY SERVICES, LLC

/s/ John Paul Dick

Name: John Paul Dick, P.E.
Title: Manager, Registered Petroleum Engineer

May 12, 2016
Oklahoma City, Oklahoma